Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF BENEFITFOCUS, INC., AS AMENDED

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Benefitfocus, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.    The Board of Directors of the Corporation duly adopted resolutions by written consent on May 3, 2021, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Restated Certificate of Incorporation of the Corporation, as amended (the “Amendments”) and declaring said Amendments to be advisable. The stockholders of the Corporation duly approved said proposed Amendments at the Annual Meeting of Stockholders of the Corporation held on June 30, 2021 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2.    The text of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation, as amended is hereby amended and restated to read in its entirety as follows:

IV.

A. The total number of shares that the Corporation has authority to issue is one-hundred million (100,000,000), consisting of (i) ninety-five million (95,000,000) shares of common stock (the “Common Stock”), par value $0.001 per share, and (ii) five million (5,000,000) shares of preferred stock (the “Preferred Stock”), par value $0.001 per share.

B. The number of authorized shares of Common Stock, including of any class thereof, may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

3.    The text of ARTICLE VIII of the Restated Certificate of Incorporation of the Corporation, as amended is hereby amended and restated to read in its entirety as follows:

VIII.

Except as otherwise provided in this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or at the direction of the board of directors. The number of directors which shall constitute the whole board shall be fixed by the board of directors, subject to any restrictions which may be set forth in this Certificate of Incorporation.

Subject to the special rights, if any, of the holders of one or more outstanding series of Preferred Stock to elect directors:

A. Upon the effectiveness of the filing of this Certificate of Amendment until the election of directors at the 2022 annual meeting of directors (the “2022 Annual Meeting”), the board of directors shall be divided into two classes of directors, Class I and Class II with the directors in Class II having a term that expires at the 2022 Annual Meeting and the directors in Class I having a term that expires at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). The successors of the directors who, immediately prior to the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), were members of Class II (and whose terms expired at the 2021 Annual Meeting) shall become members of Class II with a term expiring at the 2022 Annual Meeting; the directors who, immediately prior to the 2021 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2022 Annual meeting shall become members of Class II and shall continue to have terms expiring at the 2022 Annual Meeting; and the directors who, immediately prior to the 2021 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2023 Annual Meeting shall become members of Class I and shall continue to have terms expiring at the 2023 Annual Meeting.

B. Commencing with the election of directors at the 2022 Annual Meeting, there shall be a single class of directors, with all directors of such class having a term that expires at the 2023 Annual Meeting. The successors of the directors who, immediately prior to the 2022 Annual Meeting, were members of Class II (and whose terms expire at the 2022 Annual Meeting) shall be elected at such meeting for a term that expires at the 2023 Annual Meeting, and the directors who, immediately prior to the 2022 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2023 Annual Meeting shall continue to have terms expiring at the 2023 Annual Meeting.

C. From and after the election of directors at the 2023 Annual Meeting, the board of directors shall cease to be classified and the directors elected at the 2023 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.

D. Each director shall hold office until the next election of the class, if any, for which such director shall have been chosen (or, if the board of directors is not divided into classes, until the next annual meeting of stockholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

4.    This Certificate of Amendment will be effective upon filing.

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The undersigned hereby acknowledges that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true this 30th day of June 2021.

IN WITNESS WHEREOF, Benefitfocus, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation, as amended to be executed by its duly authorized officer on this 30th day of June 2021.

/s/ Matthew Levin
Matthew Levin, President and Chief Executive Officer